Exhibit 23.3

[On KPMG ehf.’s letterhead]

Consent of Independent Auditor

The Board of Directors

Actavis Inc.:

We consent to the incorporation by reference in the Amendment No. 1 to the registration statement (No. 333-189402) on Form S-4 of Actavis Limited of our reports dated June 20, 2012 with respect to the combined statements of financial position of Actavis Pharma Holding 4 ehf. and Actavis S.à. r.l. (the “Company”) as of December 31, 2011 and 2010, and the related combined statements of income comprehensive income, cash flows, and changes in equity for the years then ended and the combined/consolidated statements of financial position of the Company as of December 31, 2010 and 2009, and the related combined/consolidated statements of income, comprehensive income, cash flows, and changes in equity for the years then ended, which reports appears in the Form 8-K of Actavis Inc. (formerly Watson Pharmaceuticals Inc.) dated September 27, 2012 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG ehf.
Reykjavik, Iceland July 31, 2013